Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Operating Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIES ANNOUNCES A $25 MILLION STOCK REPURCHASE PLAN

CHATTANOOGA, Tenn. (May 1, 2025) – CBL Properties (NYSE:CBL) today announced that its Board of Directors authorized a stock repurchase program for the Company to buy up to $25 million of its common stock.

“The $25 million repurchase program allows us to allocate our capital to capture an attractive investment opportunity when our stock is trading at a significant discount,” said Stephen Lebovitz, chief executive officer. “This action, as well as the special dividend paid in March and attractive regular quarterly dividend, demonstrate our commitment to maximizing shareholder returns as well as our confidence in CBL’s current and future value. Our strong cash balance and significant cash flow generation provide an ongoing source to support this program and other opportunities.”

Repurchase Program

The Company plans to repurchase shares from time to time on the open market, in privately negotiated transactions or otherwise, depending on market prices and other conditions and all in compliance with the rules of the United States Securities and Exchange Commission and other applicable legal requirements.

The size and timing of any purchases will depend on a number of factors, including share price, general business and market conditions, and other factors. The repurchase program does not obligate the Company to acquire any particular amount of shares, and the repurchase program may be suspended or discontinued at any time at the Company’s discretion. Purchases may be made through the program by May 1, 2026.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 88 properties totaling 55.4 million square feet across 20 states, including 52 high-quality enclosed malls, outlet centers and lifestyle retail centers as well as more than 30 open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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